Exhibit 99.1

Milacron Reports First Quarter Loss of $.29 Per Share
Before Restructuring Charges - in Line with Expectations

Cash Flow Continues Strong in Quarter

CINCINNATI, OHIO, April 23, 2002...Milacron Inc. (NYSE: MZ) today reported a net loss in the first quarter of 2002 of $.39 per share, including $.10 per share in restructuring charges, in line with guidance issued by the company and with analysts' current consensus estimates. Despite the loss and cash outlays for restructuring activities, the company reported strong, positive cash generation in the quarter, achieved in great part through improved inventory turns.

Sales in the first quarter of 2002 of $275 million were down 19% from $339 million in the first quarter of 2001, while new orders were $286 million, off 17%. Milacron's net loss in the quarter of $13.1 million, or $.39 per share, included $3.5 million, or $.10 per share, in restructuring charges and, in accordance with newly adopted accounting rules, did not include amortization of goodwill. Earnings continued to be hurt by weak market demand and related underutilization of assets. In the first quarter 2001, Milacron had net earnings of $3.5 million, or $.10 per share, which included after-tax expense of $2.3 million, or $.07 per share, for the amortization of goodwill.

On a pre-tax basis excluding restructuring charges, Milacron lost $14.9 million in the first quarter of 2002, a considerable improvement over the $26.4 million loss in the fourth quarter of 2001 and evidence that the company's restructuring measures, initiated in the second half of 2001, are beginning to generate significant savings. This improvement was not so evident on an after-tax basis, however, because Milacron benefited from favorable one-time tax adjustments in the fourth quarter of 2001, while 2002 earnings are subject to a more normalized tax rate.

During the first quarter of 2002, Milacron slashed inventory by $20 million. This helped generate a positive net cash flow from operations of $13 million, which was used to pay down debt, and allowed the company to maintain its strong cash position of $108 million.

"We continued to suffer from severely depressed conditions in North America during the quarter as well as some softness overseas," said Ronald D. Brown, chairman, president and chief executive officer. "As in the three prior quarters, employees in both of our operating groups faced the adversity head on and, without compromising our high levels of customer service, did an outstanding job of managing working capital and generating strong cash flow.

"We're pleased with the results we're getting from the implementation of Six Sigma and Lean techniques throughout the company. At the same time, we continue to emphasize development of new, innovative products and services. We are determined to emerge from this downturn stronger and better positioned than ever to take advantage of the eventual recovery," Brown said.

Segment Results
Plastics Technologies  Sales in the first quarter of 2002 were $136 million, down 23% from $177 million a year ago, while new orders were $147 million, off 17%. Sales and order declines for the group's machinery products reflected continued low levels of capital spending, particularly in North America. Sales of mold technologies and MRO (maintenance, repair and operating) supplies - primarily durable and consumable products - were off about 15% from the year-ago quarter excluding the sales of recent acquisitions. During the quarter, the group posted operating earnings of $1.1 million, including $4.5 million in royalty income related to licensing of patented technology. Operating earnings in the year-ago quarter were $9.4 million, which included goodwill amortization expense of $2.6 million.

Metalworking Technologies  Sales in the quarter were $139 million, off 14% from $162 million in the year-ago quarter, and new orders, also $139 million, declined 17%. Softer demand from the automotive and electronics industries, as well as from makers of industrial machinery, hurt sales volumes, margins and absorption. As a result, the group posted an operating loss of $1.8 million in the quarter, compared to operating earnings in the year-ago period of $11.2 million, which included $0.5 million in goodwill amortization expense.

Restructuring and Cost Cutting
Milacron is in the midst of a major restructuring program that specifies the closing of 14 small manufacturing plants and the elimination of about 1,100 jobs. Having begun this restructuring in the third quarter of 2001, the company expects to complete the bulk of the actions by mid year 2002. Charges for the entire program are projected to total approximately $38 million pre-tax, including about $8 million in 2002. Total cash costs of the program are estimated at about $30 million, including approximately $20 million in 2002. All told, the plan is now expected to generate cost savings of more than $40 million annually. First-quarter restructuring activities included the elimination of more than 300 positions and cash costs of $10 million. Cost savings from restructuring totaled about $9 million in the quarter.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 9,500 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, grinding wheels, and carbide die and wear parts. For further information, visit the company's web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Segment and Supplemental Information Milacron Inc. and Subsidiaries

First Quarter 2002

	Quarter Ended March 31,

(In millions)	2002	2001

Plastics Technologies
Sales	$136.0	$177.2
Operating cash flow (a)	6.2	17.2
Segment earnings (b)	1.1	9.4
Percent of sales	0.8%	5.3%
New orders	147.1	177.6

Metalworking Technologies
Sales	$139.4	$161.9
Operating cash flow (a)	4.0	17.9
Segment earnings (loss) (b)	(1.8)	11.2
Percent of sales	-1.3%	6.9%
New orders	138.8	166.8

Total Consolidated Operations
Sales	$275.4	$339.1
Operating cash flow (a)	5.4	29.2
Segment earnings (loss) (b)	(0.7)	20.6
Restructuring costs (c)	(5.5)	—
Corporate expenses	(3.9)	(4.3)
Other unallocated expenses (d)	(1.0)	(1.8)

Operating earnings (loss)	(11.1)	14.5
Percent of sales	-4.0%	4.3%
New orders	285.9	344.4
Ending backlog	140.8	184.9

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	In 2001, segment earnings include goodwill amortization expense of $2.6 million for plastics technologies and $.5 million for metalworking technologies.
(c)	Represents additional restructuring cost ($3.5 million after tax or $.10 per share) related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs.
(d)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Note: These statements are unaudited and subject to year-end adjustments.

Consolidated Earnings
Milacron Inc. and Subsidiaries

First Quarter 2002

	Quarter Ended March 31,

(In millions, except per-share data)	2002	2001

Sales	$275.4	$339.1
Cost of products sold	229.4	259.6

Manufacturing margins	46.0	79.5
Percent of sales	16.7%	23.4%

Other costs and expenses
Selling and administrative	55.8	63.0
Restructuring costs (a)	5.5	—
Other-net (b)	(4.2)	2.0

Total other costs and expenses	57.1	65.0

Percent of sales	20.7%	19.2%

Operating earnings (loss)	(11.1)	14.5
Percent of Sales	-4.0%	4.3%
Interest expense-net of interest income	(9.3)	(9.6)

Earnings (loss) before income taxes and minority shareholders' interests	(20.4)	4.9
Provision (benefit) for income taxes	(7.3)	1.2

Earnings (loss) before minority shareholders' interests	(13.1)	3.7
Minority shareholders' interests	—	0.2

Net earnings (loss)	$(13.1)	$3.5

Earnings (loss) per common share
Basic	$(0.39)	$0.10

Diluted	$(0.39)	$0.10

(a)	Represents additional restructuring costs ($3.5 million after tax or $.10 per share) related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs.
(b)	In 2001, includes expense of $3.1 million ($2.3 million after tax or $.07 per share) for amortization of goodwill.

Note: These statements are unaudited and subject to year-end adjustments.

Milacron Inc. and Subsidiaries

First Quarter 2002

	Quarter Ended March 31,

	2002	2001

Sales	$275,373,000	$339,091,000

Net earnings (loss) (a)	(13,102,000)	3,508,000
Per share
Basic	(0.39)	0.10
Diluted	(0.39)	0.10

Common shares
Weighted average outstanding for basic EPS	33,400,000	33,225,000
Weighted average outstanding for diluted EPS	33,400,000	33,423,000
Outstanding at quarter end	33,698,000	33,290,000

(a)	In 2002, includes after tax restructuring costs of $3.5 million, or $.10 per share.

Consolidated Balance Sheets
Milacron Inc. and Subsidiaries
First Quarter 2002

(In millions)	March 31, 2002	March 31, 2001

Assets
Cash and cash equivalents	$108.3	$30.7
Notes and accounts receivable-net	152.8	199.7
Inventories	295.8	392.9
Other current assets	74.7	51.9
Property, plant and equipment-net	280.2	298.9
Goodwill	410.6	410.1
Other noncurrent assets	149.4	95.0

Total assets	$1,471.8	$1,479.2

Liabilities and Shareholders' Equity
Bank Borrowings and current portion of long-term debt	$84.9	$163.4
Trade accounts payable and advance billings and deposits	108.9	128.1
Other current liabilities	148.2	140.5
Long-term accrued liabilities	208.3	193.6
Long-term debt	501.3	376.1
Shareholders' equity	420.2	477.5

Total liabilites and shareholders' equity	$1,471.8	$1,479.2

Consolidated Cash Flows
Milacron Inc. and Subsidiaries

	Quarter Ended March 31,

(In millions)	2002	2001

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings (loss)	$(13.1)	$3.5
Depreciation	11.0	11.6
Amortization of goodwill	—	3.1
Restructuring costs	5.5	—
Deferred income taxes	(1.6)	(2.0)
Working capital changes
Notes and accounts receivable	0.1	(1.4)
Inventories	19.8	(27.7)
Other current assets	0.6	(1.4)
Trade accounts payable and other current liabilities	(9.4)	(42.4)
Other-net	(0.1)	(4.9)

Net cash provided (used) by operating activities	12.8	(61.6)

Investing activities cash flows
Capital expenditures	(3.9)	(6.6)
Other-net	2.0	0.3

Net cash used by investing activities	(1.9)	(6.3)

Financing activities cash flows
Dividends paid	(0.4)	(4.0)
Repayments of long-term debt	(0.3)	(3.5)
Increase (decrease) in bank borrowings	(11.8)	69.2
Net issuance (purchase) of treasury and other common shares	0.4	(3.7)

Net cash provided (used) by financing activities	(12.1)	58.0

Effect of exchange rate fluctuations on cash and cash equivalents	(0.9)	(0.6)

Decrease in cash and cash equivalents	(2.1)	(10.5)
Cash and cash equivalents at beginning of period	110.4	41.2

Cash and cash equivalents at end of period	$108.3	$30.7

Note: These statements are unaudited and subject to year-end adjustments.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.